EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Interpublic Announces Completion of Redemption of 10.00% Senior Notes Due 2017

New York, NY - July 15, 2013 - Interpublic Group (NYSE: IPG) today announced the completion of the redemption of all $600 million in aggregate principal amount of its 10.00% Senior Notes due 2017. The total cash payment to redeem the Notes was $630 million. Interpublic first announced the redemption on June 14, 2013.

“In calling our $600 million 10.00% Notes, which we pre-funded last year with some of the lowest cost debt ever issued by our company, we'll see significantly lowered interest expense going forward” commented Michael I. Roth, Chairman and Chief Executive Officer of Interpublic. “Combined with the retirement of the 4.75% convertible notes in March, these actions further improve the capital structure of our company and are consistent with our continued objective of enhancing shareholder value for the long-term.”
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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Huge, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNAGLOBAL, McCann, Momentum, MRM, Octagon, R/GA, UM and Weber Shandwick.  Leading domestic brands include Campbell Mithun, Carmichael Lynch, Deutsch, Gotham Inc., Hill Holliday, ID Media, Lowe Campbell Ewald, Mullen and The Martin Agency.  For more information, please visit www.interpublic.com.
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Contact Information
Tom Cunningham
(Press)
(212) 704-1326

Jerry Leshne
(Analysts, Investors)
(212) 704-1439
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EXHIBIT 99.1

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management's beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients' financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax